Exhibit 5.1

March 3, 2014

The Carlyle Group L.P.

1001 Pennsylvania Avenue, NW

Washington, DC 20004-2505

Ladies and Gentlemen:

We have acted as counsel to The Carlyle Group L.P., a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Partnership of up to 13,800,000 common units representing limited partner interests in the Partnership (together with any additional common units representing limited partner interests that may be issued by the Partnership pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Common Units”).

We have examined the Registration Statement and the Amended and Restated Agreement of Limited Partnership of the Partnership, dated May 2, 2012 (the “Partnership Agreement”), among Carlyle Group Management L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the limited partners party thereto (collectively, the “Limited Partners”), which has been filed with the Commission as part of the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Partnership and the General Partner.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates

The Carlyle Group L.P.	March 3, 2014

or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Limited Partners will not participate in the control of the business of the Partnership.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Board of Directors of the General Partner has taken all necessary limited liability company action to authorize and approve the issuance of the Common Units and upon payment and issuance and delivery in accordance with the Partnership Agreement and the applicable definitive underwriting agreement approved by the General Partner, the Common Units will be validly issued and holders of the Common Units will have no obligation to make payments or contributions to the Partnership or its creditors solely by reason of their ownership of the Common Units.

We do not express any opinion herein concerning any law other than the Delaware Revised Uniform Limited Partnership Act.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/S/ SIMPSON THACHER & BARTLETT LLP

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